Press Release
FOR RELEASE: June 27, 2025

APOGEE ENTERPRISES REPORTS FISCAL 2026 FIRST QUARTER
RESULTS

•Net sales increased 4.6% to $346.6 million
•EBITDA margin of 5.4% and adjusted EBITDA margin of 9.9%
•Diluted loss per share of $0.13 and adjusted diluted earnings per share of $0.56
•Raises fiscal year net sales and adjusted diluted EPS outlook

MINNEAPOLIS, MN, June 27, 2025 – Apogee Enterprises, Inc. (Nasdaq: APOG), a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications, today reported its results for the first quarter of fiscal 2026, ended May 31, 2025. The Company reported the following selected financial results:

	Three Months Ended
(Unaudited, $ in thousands, except per share amounts)	May 31, 2025	June 1, 2024	% Change
Net sales	$346,622	$331,516	4.6%
Net (loss) earnings	$(2,688)	$31,011	(108.7)%
Diluted (loss) earnings per share	$(0.13)	$1.41	(109.2)%
Additional Non-GAAP Measures (1)
Adjusted EBITDA	$34,384	$52,622	(34.7)%
Adjusted EBITDA margin	9.9%	15.9%
Adjusted diluted earnings per share	$0.56	$1.44	(61.1)%

(1)
Earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted earnings per share (EPS) are non-GAAP financial measures. See Use of Non-GAAP Financial Measures and reconciliations to the most directly comparable GAAP measures later in this press release.

Ty R. Silberhorn, Apogee’s Chief Executive Officer, stated: “We are pleased to deliver results ahead of our expectations in the first quarter amid challenging market conditions and year-over-year headwinds. We are also raising our fiscal year outlook for net sales and adjusted diluted EPS as we build momentum for what we expect will be a stronger second half of the year.”

Mr. Silberhorn continued, “Although tariffs adversely impacted our first quarter results, we continue to execute our mitigation plans and barring any material change to tariff policies, we expect to be able to substantially mitigate the impact of tariffs on the second half of the fiscal year.”

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Mr. Silberhorn concluded, “We also continue to be excited about the opportunities to build a platform for growth in our Performance Surfaces segment. Our recent investments in additional capacity, and the acquisition of UW Solutions, expand our market reach and broaden our product offerings. We are executing a structured integration plan to bring out the best in both businesses. We are encouraged by the early results of the acquisition, and it demonstrates how we can use our balance sheet to acquire assets to set us up for future growth.”

Consolidated Results (First Quarter Fiscal 2026 compared to First Quarter Fiscal 2025)

•Net sales increased 4.6% to $346.6 million, primarily driven by $22.0 million of inorganic sales from the acquisition of UW Solutions. Growth from inorganic sales was partially offset by lower volume in Architectural Glass and a less favorable mix in Architectural Metals.

•Gross margin decreased to 21.7% from 29.8% primarily due to restructuring charges of $6.9 million, a less favorable mix and higher aluminum costs in Architectural Metals, and higher tariff expense in Architectural Services.

•Selling, general and administrative (SG&A) expense as a percent of net sales increased 240 basis points to 19.7%, primarily due to restructuring charges of $8.4 million and increased amortization expense associated with the UW Solutions transaction, partially offset by lower long-term incentive expense.

•Operating income decreased to $6.9 million, primarily driven by restructuring charges related to Project Fortify Phase 2 of $15.3 million, a less favorable mix and higher aluminum costs in Architectural Metals, higher tariff expense in Architectural Services, and increased amortization expense associated with the UW Solutions transaction, partially offset by lower long-term incentive expense.

•Adjusted EBITDA decreased to $34.4 million and adjusted EBITDA margin decreased to 9.9%. The decrease in adjusted EBITDA margin was primarily driven by a less favorable mix and higher aluminum costs in Architectural Metals, as well as higher tariff expense in Architectural Services, partially offset by lower long-term incentive expense.

•Net interest expense increased to $3.8 million, primarily due to increased debt resulting from the acquisition of UW Solutions.

•Income tax expense decreased to $5.1 million, primarily driven by lower earnings before taxes.

•Net income decreased from net earnings of $31.0 million to a net loss of $2.7 million.

•Diluted loss per share was $0.13. Adjusted diluted EPS was $0.56, primarily driven by lower adjusted operating income.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Segment Results (First Quarter Fiscal 2026 Compared to First Quarter Fiscal 2025)

Architectural Metals
Architectural Metals net sales were $128.6 million, compared to $133.2 million, primarily reflecting a less favorable mix, partially offset by higher volume. Adjusted EBITDA was $9.4 million, or 7.3% of net sales, compared to $23.8 million, or 17.9% of net sales. The lower adjusted EBITDA margin was primarily driven by a less favorable mix, higher aluminum costs, unfavorable productivity, and unfavorable sales leverage, partially offset by the impact from higher volume.

Architectural Services
Architectural Services net sales were $106.5 million compared to $99.0 million, primarily due to increased volume. Adjusted EBITDA was $6.1 million, or 5.7% of net sales, compared to $6.6 million, or 6.6% of net sales. The decrease in adjusted EBITDA margin was primarily driven by the impact of higher tariff expense, partially offset by a more favorable mix of projects and favorable sales leverage. Segment backlog1 at the end of the quarter was $682.9 million, compared to $720.3 million at the end of the fourth quarter.

Architectural Glass
Architectural Glass net sales were $73.3 million, compared to $86.7 million, primarily reflecting reduced volume due to lower end-market demand. Adjusted EBITDA was $13.4 million, or 18.3% of net sales, compared to $20.2 million, or 23.3% of net sales. The lower adjusted EBITDA margin was primarily driven by unfavorable sales leverage.

Performance Surfaces
Performance Surfaces net sales were $42.3 million, compared to $21.2 million. Net sales included $22.0 million of inorganic sales contribution from the acquisition of UW Solutions. Adjusted EBITDA was $8.0 million, or 18.8% of net sales compared to $5.6 million, or 26.6% of net sales. The lower adjusted EBITDA margin was primarily driven by the dilutive impact of lower adjusted EBITDA margin from UW Solutions, unfavorable mix, and increased corporate allocations expense.

Corporate and Other
Corporate and other adjusted EBITDA expense was $2.4 million, compared to $3.7 million, primarily driven by lower long-term incentive expense.

Financial Condition
Net cash used in operating activities was $19.8 million, compared to $5.5 million net cash provided by operating activities in the prior year period. The change was primarily driven by lower net earnings and an increase in cash used for working capital including a net payment of $13.7 million for the settlement of an arbitration award. Net cash used by investing activities was $7.0 million, primarily related to capital expenditures. The Company returned $5.5 million of cash to shareholders through dividend payments. Quarter-end long-term debt increased to $311 million, which increased the Consolidated Leverage Ratio2 (as defined in the Company’s credit agreement) to 1.6x at the end of the quarter.

1 Backlog is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.
2 Consolidated Leverage Ratio is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Project Fortify
As previously announced, in the first quarter of fiscal 2026, the Company began the second phase of Project Fortify (referred to as "Project Fortify Phase 2" or "Phase 2") to drive further cost efficiencies, primarily in the Architectural Services and Architectural Metals Segments. Phase 2 will further optimize the manufacturing footprint and align resources to enable a more effective operating model. The Company continues to expect the actions of Phase 2 to incur a total of approximately $24 million to $26 million in pre-tax charges, and deliver estimated annualized pre-tax cost savings of approximately $13 million to $15 million. During the first quarter, the Company incurred $15.3 million of pre-tax costs associated with Phase 2. The Company expects the actions associated with Phase 2 to be substantially completed by the end of the fourth quarter of fiscal 2026.

Fiscal 2026 Outlook
The Company is raising its outlook for the fiscal year for both net sales and diluted EPS. The Company now expects net sales in the range of $1.40 billion to $1.44 billion (previously $1.37 billion to $1.43 billion), diluted EPS in the range of $2.59 to $3.12 (previously $2.54 to $3.19) and adjusted diluted EPS in the range of $3.80 to $4.20 (previously $3.55 to $4.10). This includes a projected unfavorable EPS impact from tariffs of $0.35 to $0.45, which will mostly impact the first half of the fiscal year before mitigation efforts take full effect. The Company’s revised outlook assumes an effective tax rate of 33% and an adjusted effective tax rate of approximately 27.5%. The Company continues to assume capital expenditures between $35 million to $40 million.

Conference Call Information
The Company will host a conference call today at 8:00 a.m. Central Time to discuss this earnings release. This call will be webcast and is available in the Investor Relations section of the Company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. A replay and transcript of the webcast will be available on the Company’s website following the conference call.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, and high-performance coatings that provide protection, innovative design, and enhanced performance. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
Management uses non-GAAP measures to evaluate the Company’s historical and prospective financial performance, measure operational profitability on a consistent basis, as a factor in determining executive compensation, and to provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the Company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies. This release and other financial communications may contain the following non-GAAP measures:

•Adjusted net earnings, adjusted diluted EPS, and adjusted EBITDA are used by the Company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period.
•Adjusted EBITDA represents adjusted net earnings before interest, taxes, depreciation, and amortization. We use adjusted EBITDA to assess segment performance and make decisions about the allocation of operating and capital resources by analyzing recent results, trends, and variances of each segment in relation to forecasts and historical performance.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•Consolidated Leverage Ratio is calculated as Consolidated Funded Indebtedness minus Unrestricted Cash at the end of the current period, divided by Consolidated EBITDA (calculated as EBITDA plus certain non-cash charges and allowed addbacks, less certain non-cash income, plus the pro forma effect of acquisitions and certain pro forma run-rate cost savings for acquisitions and dispositions, as applicable for the trailing twelve months ended as of the current period). All capitalized and undefined terms used in this bullet are defined in the Company’s credit agreement dated July 19, 2024. The Company is unable to present a quantitative reconciliation of forward-looking expected Consolidated Leverage Ratio to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all the necessary components of such GAAP financial measure without unreasonable effort or expense. In addition, the Company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors.
•Backlog is an operating measure used by management to assess future potential sales revenue. Backlog is defined as the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. It is most meaningful for the Architectural Services segment, due to the longer-term nature of their projects. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future revenue because the Company has a substantial number of projects with short lead times that book-and-bill within the same reporting period that are not included in backlog.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should,” “will,” “continue,” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the Company, including the following: (A) North American and global economic conditions, including the cyclical nature of the North American and Latin American non-residential construction industries and the potential impact of an economic downturn or recession; (B) U.S. and global instability and uncertainty arising from events outside of our control; (C) actions of new and existing competitors; (D) departure of key personnel and ability to source sufficient labor; (E) product performance, reliability and quality issues; (F) project management and installation issues that could affect the profitability of individual contracts; (G) dependence on a relatively small number of customers in one operating segment; (H) financial and operating results that could differ from market expectations; (I) self-insurance risk related to a material product liability or other events for which the Company is liable; (J) maintaining our information technology systems and potential cybersecurity threats; (K) cost of regulatory compliance, including environmental regulations; (L) supply chain disruptions, including fluctuations in the availability and cost of materials used in our products and the impact of trade policies and regulations, including existing and potential future tariffs; (M) integration and future operating results of acquisitions, including but not limited to the acquisition of UW Solutions, and management of acquired contracts; (N) impairment of goodwill or indefinite-lived intangible assets; (O) our ability to successfully manage and implement our enterprise strategy; (P) our ability to maintain effective internal controls over financial reporting; (Q) our judgements regarding accounting for tax positions and resolution of tax disputes; (R) the impacts of cost inflation and interest rates; and (S) the impact of changes in capital and credit markets on our liquidity and cost of capital. The Company cautions investors that actual future results could differ materially from those described in the forward-looking statements and that other factors may in the future prove to be important in affecting the Company’s results, performance, prospects, or opportunities. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the Company’s Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Contact
Nicholas Manganaro
Investor Relations
857.383.2411
apog@investorrelations.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	May 31, 2025	June 1, 2024	% Change
Net sales	$346,622	$331,516	4.6%
Cost of sales	271,497	232,661	16.7%
Gross profit	75,125	98,855	(24.0)%
Selling, general and administrative expenses	68,194	57,474	18.7%
Operating income	6,931	41,381	(83.3)%
Interest expense, net	3,846	450	754.7%
Other expense (income), net	682	(143)	(576.9)%
Earnings before income taxes	2,403	41,074	(94.1)%
Income tax expense	5,091	10,063	(49.4)%
Net (loss) earnings	$(2,688)	$31,011	(108.7)%

Basic (loss) earnings per share	$(0.13)	$1.42	(109.2)%
Diluted (loss) earnings per share	$(0.13)	$1.41	(109.2)%
Weighted average basic shares outstanding	21,338	21,823	(2.2)%
Weighted average diluted shares outstanding	21,338	22,061	(3.3)%
Cash dividends per common share	$0.26	$0.25	4.0%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	May 31, 2025	March 1, 2025
Assets
Current assets
Cash and cash equivalents	$32,831	$41,448
Receivables, net	189,956	185,590
Inventories, net	103,901	92,305
Contract assets	69,457	71,842
Other current assets	51,814	50,919
Total current assets	447,959	442,104
Property, plant and equipment, net	263,279	268,139
Operating lease right-of-use assets	58,961	62,314
Goodwill	236,560	235,775
Intangible assets, net	119,117	128,417
Other non-current assets	30,956	38,520
Total assets	$1,156,832	$1,175,269
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	97,763	98,804
Accrued compensation and benefits	32,153	48,510
Contract liabilities	43,342	35,193
Operating lease liabilities	15,671	15,290
Other current liabilities	64,317	87,659
Total current liabilities	253,246	285,456
Long-term debt	311,000	285,000
Non-current operating lease liabilities	48,653	51,632
Non-current self-insurance reserves	29,560	30,382
Other non-current liabilities	32,590	34,901
Total shareholders’ equity	481,783	487,898
Total liabilities and shareholders’ equity	$1,156,832	$1,175,269

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Three Months Ended
(In thousands)	May 31, 2025	June 1, 2024
Operating Activities
Net (loss) earnings	$(2,688)	$31,011
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,436	9,976
Share-based compensation	2,300	2,704
Deferred income taxes	2,496	3,466
Loss on disposal of property, plant and equipment	328	22
Impairment on intangible assets	7,418	—
Non-cash lease expense	3,738	2,895
Other, net	1,294	(925)
Changes in operating assets and liabilities:
Receivables	(3,938)	(9,845)
Inventories	(11,255)	(11,337)
Contract assets	2,596	5,511
Accounts payable	1,103	(1,871)
Accrued compensation and benefits	(16,639)	(24,850)
Contract liabilities	8,104	1,648
Operating lease liability	(3,643)	(3,007)
Accrued income taxes	1,698	6,535
Other current assets and liabilities	(25,130)	(6,480)
Net cash (used in) provided by operating activities	(19,782)	5,453
Investing Activities
Capital expenditures	(7,167)	(7,229)
Proceeds from sales of property, plant and equipment	10	40
Purchases of marketable securities	—	(740)
Sales/maturities of marketable securities	175	600
Net cash used in investing activities	(6,982)	(7,329)
Financing Activities
Proceeds from revolving credit facilities	59,000	30,000
Repayment on revolving credit facilities	(33,000)	(15,000)
Repurchase of common stock	—	(15,061)
Dividends paid	(5,520)	—
Other, net	(2,835)	(4,865)
Net cash provided by (used in) financing activities	17,645	(4,926)
Effect of exchange rates on cash	502	(51)
Decrease in cash, cash equivalents and restricted cash	(8,617)	(6,853)
Cash, cash equivalents and restricted cash at beginning of period	41,448	37,216
Cash and cash equivalents at end of period	$32,831	$30,363
Non-cash Activity
Capital expenditures in accounts payable	$922	$472
Dividends declared but not yet paid	$—	$5,409

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Components of Changes in Net Sales
(Unaudited)

Three months ended May 31, 2025, compared with the three months ended June 1, 2024
(In thousands, except percentages)	Architectural Metals	Architectural Services	Architectural Glass	Performance Surfaces	Intersegment eliminations	Consolidated
Fiscal 2025 net sales	$133,172	$99,027	$86,703	$21,204	$(8,590)	$331,516
Organic business (1)	(4,548)	7,478	(13,430)	(982)	4,560	(6,922)
Acquisition (2)	—	—	—	22,028	—	22,028
Fiscal 2026 net sales	$128,624	$106,505	$73,273	$42,250	$(4,030)	$346,622

Total net sales growth (decline)	(3.4)%	7.6%	(15.5)%	99.3%	(53.1)%	4.6%
Organic business (1)	(3.4)%	7.6%	(15.5)%	(4.6)%	(53.1)%	(2.1)%
Acquisition (2)	—%	—%	—%	103.9%	—%	6.6%

(1)
Organic business includes net sales associated with acquired product lines or geographies that occur after the first twelve months from the date the product line or business is acquired and net sales from internally developed product lines or businesses.

(2)	The acquisition of UW Solutions, completed on November 4, 2024.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Business Segment Information
(Unaudited)
	Three Months Ended
(In thousands)	May 31, 2025	June 1, 2024	% Change
Segment net sales
Architectural Metals	$128,624	$133,172	(3.4)%
Architectural Services	106,505	99,027	7.6%
Architectural Glass	73,273	86,703	(15.5)%
Performance Surfaces	42,250	21,204	99.3%
Total segment sales	350,652	340,106	3.1%
Intersegment eliminations	(4,030)	(8,590)	(53.1)%
Net sales	$346,622	$331,516	4.6%
Segment adjusted EBITDA
Architectural Metals	$9,366	$23,840	(60.7)%
Architectural Services	6,067	6,573	(7.7)%
Architectural Glass	13,417	20,231	(33.7)%
Performance Surfaces	7,959	5,642	41.1%
Corporate and Other	(2,425)	(3,664)	(33.8)%
Adjusted EBITDA	$34,384	$52,622	(34.7)%
Segment adjusted EBITDA margins
Architectural Metals	7.3%	17.9%
Architectural Services	5.7%	6.6%
Architectural Glass	18.3%	23.3%
Performance Surfaces	18.8%	26.6%
Corporate and Other	N/M	N/M
Adjusted EBITDA margin	9.9%	15.9%

•N/M - Indicates calculation is not meaningful.
•Segment net sales is defined as net sales for a certain segment and includes revenue related to intersegment transactions.
•Net sales intersegment eliminations are reported separately to exclude these sales from our consolidated total.
•Adjusted EBITDA represents adjusted net earnings before interest, taxes, depreciation, and amortization.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)
	Three Months Ended May 31, 2025
(In thousands)	Architectural Metals	Architectural Services	Architectural Glass	Performance Surfaces	Corporate and Other	Consolidated
Net (loss) earnings	$3,669	$(6,193)	$10,202	$4,132	$(14,498)	$(2,688)
Interest expense (income), net	457	(52)	(145)	—	3,586	3,846
Income tax (benefit) expense	(44)	(8)	90	—	5,053	5,091
Depreciation and amortization	3,813	1,072	3,270	3,550	731	12,436
EBITDA	7,895	(5,181)	13,417	7,682	(5,128)	18,685
Acquisition-related costs (1)	—	—	—	277	72	349
Restructuring costs (2)	1,471	11,248	—	—	2,631	15,350
Adjusted EBITDA	$9,366	$6,067	$13,417	$7,959	$(2,425)	$34,384

EBITDA margin	6.1%	(4.9)%	18.3%	18.2%	(1.5)%	5.4%
Adjusted EBITDA margin	7.3%	5.7%	18.3%	18.8%	(0.7)%	9.9%

(1)	Acquisition-related costs include costs related to one-time expenses incurred to integrate the UW Solutions acquisition.
(2)	Restructuring charges related to Project Fortify Phase 2.

	Three Months Ended June 1, 2024
(In thousands)	Architectural Metals	Architectural Services	Architectural Glass	Performance Surfaces	Corporate and Other	Consolidated
Net (loss) earnings	$17,759	$5,620	$18,050	$4,846	$(15,264)	$31,011
Interest expense (income), net	570	3	(112)	—	(11)	450
Income tax expense (benefit)	6	—	(717)	—	10,774	10,063
Depreciation and amortization	4,507	950	3,010	796	713	9,976
EBITDA	22,842	6,573	20,231	5,642	(3,788)	51,500
Restructuring costs (3)	998	—	—	—	124	1,122
Adjusted EBITDA	$23,840	$6,573	$20,231	$5,642	$(3,664)	$52,622

EBITDA margin	17.2%	6.6%	23.3%	26.6%	(1.1)%	15.5%
Adjusted EBITDA margin	17.9%	6.6%	23.3%	26.6%	(1.1)%	15.9%

(3)	Restructuring charges related to Project Fortify Phase 1.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted diluted earnings per share
(Unaudited)
	Three Months Ended
(In thousands)	May 31, 2025	June 1, 2024
Net (loss) earnings	$(2,688)	$31,011
Acquisition-related costs (1)	349	—
Restructuring charges (2)	15,350	1,122
Income tax impact on above adjustments (3)	(1,161)	(275)
Adjusted net earnings	$11,850	$31,858

	Three Months Ended
	May 31, 2025	June 1, 2024
Diluted (loss) earnings per share	$(0.13)	$1.41
Acquisition-related costs (1)	0.02	—
Restructuring charges (2)	0.72	0.05
Income tax impact on above adjustments (3)	(0.05)	(0.01)
Adjusted diluted earnings per share	$0.56	$1.44

Weighted average diluted shares outstanding	21,338	22,061

(1)	Acquisition-related costs include costs related to one-time expenses incurred to integrate the UW Solutions acquisition.
(2)	Restructuring charges related to Project Fortify Phase 2.
(3)	Income tax impact reflects the estimated blended statutory tax rate for the jurisdictions in which the charge or income occurred.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Fiscal 2026 Outlook
Reconciliation of Fiscal 2026 outlook of estimated Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Fiscal Year Ending February 28, 2026
	Low Range	High Range
Diluted earnings per share	$2.59	$3.12
Acquisition-related costs (1)	0.14	0.09
Restructuring charges (2)	1.20	1.11
Income tax impact on above adjustments per share (3)	(0.13)	(0.12)
Adjusted diluted earnings per share	$3.80	$4.20

(1)	Acquisition-related costs include costs related to one-time expenses incurred to integrate the UW Solutions acquisition.
(2)	Restructuring charges related to Project Fortify Phase 2.
(3)	Income tax impact reflects the estimated blended statutory tax rate for the jurisdictions in which the charge or income occurred.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com